FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2018 THIRD QUARTER FINANCIAL RESULTS

•	Fiscal 2018 third quarter operating income of $5.6 million, improved by $0.4 million year-over-year

•	Fiscal 2018 third quarter net income from continuing operations of $7.5 million increased by $5.9 million year-over-year

•	Fiscal 2018 third quarter net income attributable to VOXX International Corporation of $8.6 million improved $2.8 million year-over-year

•	Fiscal 2018 third quarter diluted earnings per share of $0.35 improved $0.11 year-over-year

ORLANDO, FL - January 9, 2018 - VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for global markets, announced its financial results for the Fiscal 2018 third quarter ended November 30, 2017.

Pat Lavelle, President and CEO of VOXX International Corporation stated, “Our sale of Hirschmann in August 2017 enabled us to pay down virtually all of our debt, except mortgages, and we now have a healthy cash position and access to capital through our banking facilities to execute our strategy and unlock shareholder value. Over the coming year, we intend to look for accretive acquisitions and potentially monetize some of our assets, while realigning some of our operations to lower expenses and enhance the bottom-line. Further, we remain focused on generating growth, through both product innovation and by developing new partnerships that leverage our distribution and reach.”

Lavelle continued, “During the fiscal 2018 third quarter, we posted growth in our Premium Audio and Consumer Accessories segments and we have several new product introductions on the horizon across all of our business segments that should contribute to top-line growth in the coming years. While Automotive segment revenue came in lower than the prior year, it was due primarily to timing as new OEM programs for our EVO rear seat infotainment solutions started later than anticipated. Further, during the quarter, we took steps to lower our overhead, as expenses came in 6.6% lower than the prior year and we generated year-over-year improvements in operating income and net income. Our Board and management team continue to evaluate all options that will improve our market position, product offering and valuation.”

On August 31, 2017, the Company completed its sale of Hirschmann Car Communication GmbH and its subsidiaries (collectively, “Hirschmann”) to a subsidiary of TE Connectivity Ltd. The consideration received by the Company was €148,500. The purchase price, at the exchange rate as of the close of business on the Closing Date approximated $177.0 million, and is subject to adjustment based upon the final working capital. The Hirschmann subsidiary group, which was previously included within the Automotive segment, qualified to be presented as a discontinued operation in accordance with ASC 205-20 beginning in the Company’s second quarter ended August 31, 2017 and is reflected in the Company’s third quarter net income results for the comparable periods ended November 30, 2017 and November 30, 2016.

Third Quarter Performance Review

Net sales for the Fiscal 2018 third quarter were $156.6 million as compared to net sales of $157.4 million in the comparable year-ago period, a decline of $0.8 million or 0.5%.

•
Automotive segment sales were $40.6 million as compared to $48.8 million, a decline of $8.2 million or 16.8%. This was principally due to lower aftermarket sales of satellite radio products, offset by higher sales of aftermarket overhead and headrest product sales. Additionally, the Company experienced lower domestic OEM sales due to timing, as headrest programs with two OEM customers were winding down in anticipation of new programs for the Company’s next-generation EVO infotainment systems, which are now shipping.

VOXX International Corporation Reports its Fiscal 2018 Third Quarter Results

•
Premium Audio segment sales were $57.4 million as compared to $56.8 million, an increase of $0.6 million or 1.1%. Driving the year-over-year increase were higher European sales, higher sales of select home entertainment speaker lines, including various lines of HD wireless speakers, wireless sound bars, Klipsch Heritage products and wireless and multi-room streaming audio systems. This increase was partially offset by lower sales of wireless headphones and portable Bluetooth speakers, given the prior year’s success, as well as lower sales of commercial speakers, primarily in the cinema speaker category.

•
Consumer Accessories segment sales were $58.5 million as compared to $51.4 million, an increase of $7.0 million or 13.7%. The segment experienced higher sales of Project Nursery products, Striiv activity tracking bands, wireless speakers, and reception products, as well as an increase in international sales. Offsetting these increases were lower sales of other consumer accessory product lines.

The gross margin for the Fiscal 2018 third quarter came in at 26.5% as compared to 27.7% for the same period last year. The decline in gross margin was mostly as expected given the shift in product mix within the Company’s business segments and product lines.

•
Automotive segment gross margins of 23.5% declined by 210 basis points, primarily as a result of lower OEM manufacturing sales, from which the Company generally earns higher margins, offset by an increase in sales of certain higher margin products such as aftermarket overhead and headrest systems, and lower satellite radio fulfillment sales.

•
Premium Audio segment margins of 33.4% increased by 60 basis points due to higher sales of home entertainment speakers and systems, offset by lower sales of commercial speakers and certain close-out promotions to make way for newer product introductions.

•
Consumer Accessories segment margins of 21.7% declined by 190 basis points, but gross profit dollars increased due to higher sales volumes. The year-over-year decline was primarily due to lower hookup product sales which typically carry higher gross margins, higher sales of the Striiv activity band, which carries lower gross margins, and promotions offered on certain products within the Project Nursery line. The Company also incurred higher freight charges due to increased demand for certain remote products in both the Fiscal 2018 and Fiscal 2017 third quarter periods, which adversely impacted gross margins.

Operating expenses for the Fiscal 2018 third quarter were $35.9 million as compared to $38.4 million in the Fiscal 2017 third quarter, an improvement of $2.5 million or 6.6%. The year-over-year improvement was primarily related to a $1.8 million decline in general and administrative expenses as a result of headcount reductions in select groups and lower professional services and occupancy expenses, and a $1.0 million decline in engineering and technical support expenses. These improvements were partially offset by a $0.3 million increase in selling expenses due primarily to higher advertising and marketing related expenses.

Total other income for the three months ended November 30, 2017 was $1.3 million as compared to $0.2 million in total other income in the comparable year-ago period. Interest and bank charges declined by approximately $0.7 million due to a lower average outstanding balance on the Company’s Credit Facility compared to the prior year period due to the use of proceeds from the Hirschmann sale on August 31, 2017. Equity in income of equity investees of $2.0 million increased by approximately $0.1 million due to higher sales and a special project performed for one of the Company’s customers during the Fiscal 2018 third quarter. Other, net increased by approximately $0.4 million due to changes in net foreign currency losses, among other factors.

VOXX International Corporation Reports its Fiscal 2018 Third Quarter Results

The Company reported operating income of $5.6 million as compared to operating income of $5.2 million for the comparable Fiscal 2017 period. Net income from continuing operations of $7.5 million increased by approximately $5.9 million as compared to $1.6 million in the comparable Fiscal 2017 period. This improvement takes into account an income tax benefit from continuing operations of $0.6 million and an income tax expense of $3.8 million for the three months ended November 30, 2017 and November 30, 2016, respectively. In the Fiscal 2018 third quarter, the Company recorded a net loss from discontinued operations, net of tax of $0.4 million, whereas in the Fiscal 2017 third quarter, the Company recorded net income from discontinued operations, net of tax of $2.3 million.

Net income attributable to VOXX International Corporation was $8.6 million for the Fiscal 2018 third quarter as compared to $5.8 million for the Fiscal 2017 third quarter. The Company reported earnings per share attributable to VOXX International Corporation of $0.36 on a basic basis and $0.35 on a diluted basis for the Fiscal 2018 third quarter. This compares to $0.24 on both a basic and diluted per share basis for the Fiscal 2017 third quarter. Note, the Company recorded a loss per share from discontinued operations of $0.02, both basic and diluted, in the Fiscal 2018 third quarter and earnings per share of $0.09, both basic and diluted, in the Fiscal 2017 third quarter.

The Company reported Earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $12.0 million and Adjusted EBITDA of $12.2 million for the Fiscal 2018 third quarter. This compares to EBITDA of $15.3 million and Adjusted EBITDA of $15.5 million for the comparable year-ago period.

Balance Sheet Update
For the period ended November 30, 2017, the Company had cash and cash equivalents of $37.5 million as compared to cash and cash equivalents of $1.0 million reported as of February 28, 2017, an increase of $36.6 million.

Total debt as of November 30, 2017 was $19.1 million, an improvement of $91.3 million as compared to February 28, 2017 as the Company used the net proceeds from the sale of Hirschmann to reduce the majority of its total debt position. Total long-term debt, net of debt issuance costs as of November 30, 2017 was $8.6 million as compared to $97.7 million as of February 28, 2017, an improvement of $89.2 million. Further details can be found in Footnote 15 of the Company’s Form 10-Q which will be filed shortly with the Securities and Exchange Commission.

Conference Call and Webcast Information
VOXX International will be hosting its conference call on Wednesday, January 10, 2018 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free: 877-303-9079; international: 970-315-0461 / conference ID: 5657629).

Non-GAAP Measures
EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net income (loss) attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, gains on the sale of discontinued operations, losses on forward contracts, and investment gains. Depreciation, amortization and stock-based compensation are non-cash items. Diluted Adjusted EBITDA per common share represents the Company's diluted earnings per common share based on Adjusted EBITDA.

We present EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted earnings per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to non-recurring events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share should not be assessed in isolation from,

VOXX International Corporation Reports its Fiscal 2018 Third Quarter Results

are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in the Automotive, Consumer Electronics, Consumer Accessories and Premium Audio industries. Today, the Company has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world’s leading automotive manufacturers. The Company has an international footprint and a growing portfolio, which comprises over 30 trusted domestic and global brands. Among the Company’s brands are Klipsch®, RCA®, Invision®, Rosen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, 808®, Prestige®, EyeLock, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, and Oehlbach®. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2017.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com
- Tables to Follow -

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share data)

	November 30, 2017	February 28, 2017
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$37,514	$956
Accounts receivable, net	93,106	79,971
Inventory, net	125,389	122,352
Receivables from vendors	568	634
Prepaid expenses and other current assets	16,390	12,332
Income tax receivable	1,468	1,596
Assets held for sale, current	—	55,507
Total current assets	274,435	273,348
Investment securities	9,040	10,388
Equity investments	22,416	21,926
Property, plant and equipment, net	65,959	65,589
Goodwill	54,639	53,905
Intangible assets, net	151,703	154,939
Deferred income taxes	23	23
Other assets	8,483	1,699
Assets held for sale, non-current	—	86,669
Total assets	$586,698	$668,486
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$36,203	$46,244
Accrued expenses and other current liabilities	36,638	32,110
Income taxes payable	3,117	703
Accrued sales incentives	18,123	13,154
Current portion of long-term debt	7,675	9,215
Liabilities held for sale, current	—	28,641
Total current liabilities	101,756	130,067
Long-term debt, net of debt issuance costs	8,583	97,747
Capital lease obligation	774	926
Deferred compensation	3,854	3,844
Deferred income tax liabilities	28,611	27,627
Other tax liabilities	1,798	3,194
Other long-term liabilities	3,185	2,125
Liabilities held for sale, non-current	—	11,641
Total liabilities	148,561	277,171
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,106,194 and 24,067,444 shares issued and 21,938,100 and 21,899,370 shares outstanding at November 30, 2017 and February 28, 2017, respectively	256	256
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22

Paid-in capital	296,291	295,432
Retained earnings	182,089	159,369
Accumulated other comprehensive loss	(15,427)	(43,898)
Treasury stock, at cost, 2,168,094 and 2,168,074 shares of Class A Common Stock at November 30, 2017 and February 28, 2017, respectively	(21,176)	(21,176)
Total VOXX International Corporation stockholders' equity	442,055	390,005
Non-controlling interest	(3,918)	1,310
Total stockholders' equity	438,137	391,315
Total liabilities and stockholders' equity	$586,698	$668,486

VOXX International Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)
 (In thousands, except share and per share data)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2017	2016	2017	2016
Net sales	$156,563	$157,411	$384,856	$389,636
Cost of sales	115,044	113,763	284,772	281,572
Gross profit	41,519	43,648	100,084	108,064
Operating expenses:
Selling	11,357	11,081	34,805	32,387
General and administrative	18,258	20,099	59,095	58,247
Engineering and technical support	6,261	7,236	20,298	21,891
Total operating expenses	35,876	38,416	114,198	112,525
Operating income (loss)	5,643	5,232	(14,114)	(4,461)
Other (expense) income:
Interest and bank charges	(1,215)	(1,901)	(4,850)	(5,194)
Equity in income of equity investees	2,004	1,931	5,734	5,284
Investment gain	0	0	1,416	0
Other, net	477	121	(7,772)	(136)
Total other income (expense), net	1,266	151	(5,472)	(46)
Income (loss) from continuing operations before income taxes	6,909	5,383	(19,586)	(4,507)
Income tax (benefit) expense from continuing operations	(568)	3,756	(4,531)	(3,184)
Net income (loss) from continuing operations	7,477	1,627	(15,055)	(1,323)

Net (loss) income from discontinued operations, net of tax	(368)	2,283	32,342	417
Net income (loss)	7,109	3,910	17,287	(906)
Less: net loss attributable to non-controlling interest	(1,535)	(1,890)	(5,433)	(5,418)
Net income attributable to VOXX International Corporation	$8,644	$5,800	$22,720	$4,512
Other comprehensive income (loss):
Foreign currency translation adjustments	(170)	(6,684)	27,669	(3,168)
Derivatives designated for hedging	226	752	(960)	240
Pension plan adjustments	(2)	96	1,688	44
Unrealized holding (loss) gain on available-for-sale investment securities, net of tax	(3)	4	74	(4)
Other comprehensive income (loss), net of tax	51	(5,832)	28,471	(2,888)
Comprehensive income (loss) attributable to VOXX International Corporation	$8,695	$(32)	$51,191	$1,624
Earnings (loss) per share - basic:
Continuing operations	$0.37	$0.15	$(0.40)	$0.17
Discontinued operations	$(0.02)	$0.09	$1.34	$0.02
Attributable to VOXX International Corporation	$0.36	$0.24	$0.94	$0.19
Earnings (loss) per share - diluted:
Continuing operations	$0.37	$0.14	$(0.40)	$0.17
Discontinued operations	$(0.02)	$0.09	$1.34	$0.02
Attributable to VOXX International Corporation	$0.35	$0.24	$0.94	$0.19

Weighted-average common shares outstanding (basic)	24,238,493	24,160,324	24,222,973	24,160,324
Weighted-average common shares outstanding (diluted)	24,498,144	24,287,431	24,222,973	24,237,357

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net Income Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per Common Share (2)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2017	2016	2017	2016
Net income attributable to VOXX International Corporation	$8,644	$5,800	$22,720	$4,512
Adjustments:
Interest expense and bank charges (1)	921	1,824	4,327	5,134
Depreciation and amortization (1)	2,685	4,225	11,162	12,715
Income tax (benefit) expense	(205)	3,434	1,939	(218)
EBITDA	12,045	15,283	40,148	22,143
Stock-based compensation	146	205	445	568
Gain on sale of discontinued operation	0	0	(36,118)	0
Loss on forward contracts attributable to sale of business	0	0	6,618	0
Investment gain	0	0	(1,416)	0
Adjusted EBITDA	$12,191	$15,488	$9,677	$22,711
Diluted income per common share attributable to VOXX International Corporation	$0.35	$0.24	$0.94	$0.19
Diluted Adjusted EBITDA per common share attributable to VOXX International Corporation	$0.50	$0.64	$0.40	$0.94

(1)
For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.

(2)
EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this presentation are based on a reconciliation to Net income attributable to VOXX International Corporation, which includes net income (loss) from both continuing and discontinued operations for all periods presented. The Company sold its Hirschmann subsidiary on August 31, 2017.